FY 2013 grid premiums reflect cattle quality, C/S spread

Consistent Cattle Lead to Strong Grid Results

By Stan Linville, CEO

Much of fiscal year 2013 presented a challenging feeding environment for cattle feeders who delivered cattle to U.S. Premium Beef. High corn prices resulted in high costs of gains and red ink during a good portion of the year. However, in spite of those challenges, our producers consistently delivered quality cattle that hit the target set by our grids. That contributed to strong grid premiums paid per head and, in some cases, turned a cattle feeding loss into a profit.

Unitholders and associates who delivered cattle to USPB’s Kansas and California plants received an average of $60.37 per head above the cash market,

USPB paid more than $46.5 million in grid premiums, or $60.37 per head, during fiscal year 2013 .

or over $46.5 million in total grid premiums, both of which lagged only fiscal year 2012’s totals. USPB producers have now delivered more than 10.8 million head through USPB since beginning operations in 1997. For more detail on USPB cattle processed in 2013 at the Kansas plants see FY 2013 Kansas Cattle Performance Summary in this issue.

USPB unitholders also realized solid prices paid for Class A units in fiscal year 2013. Class A units sold for an average of $70 per unit more than in fiscal year 2012. The average price paid for Class B unit prices decreased $ 15.17 per unit from fiscal year 2012 prices. For more in-formation on unit sales see Company Unit Sale Prices Strong in Fiscal Year 2013 on page 3.

Regarding financial results, our fiscal year ended December 28 and final results are not yet available.

Another USPB service to our unitholders is to facilitate the leasing of their unused delivery rights to other producers. This service worked well for both parties in fiscal year 2013. Plus, our company was

...continued on page 4

Producers continue to be rewarded for producing high quality cattle

FY 2013 Kansas Cattle
Performance Summary

By Brian Bertelsen, Vice President, Field Operations

U.S. Premium Beef concluded its fiscal year on December 28, 2013. Once again, cattle feeders delivered superior quality cattle and the USPB value-based grid pricing system rewarded them financially for doing so. For all USPB cattle delivered to National Beef’s Kansas plants, overall premium was the second highest in company history at $62.21 per head more than if they were marketed on the average cash, live market. This was down only slightly from the all time high set last year.

Table 1 on page 2 lists the carcass grid performance and Table 2 on page 3 lists the premium breakdown for the last four years. Yield, or dressing percentage, was the second highest in company history, which was 0.32% below the previous year’s yield. However, plant average yields decreased even further, which resulted in a record high Yield benefit per head. This was also the first year that Yield benefit was the largest single component of the overall total premium, surpassing Quality Grade premium per head.

Live weight and carcass weight were both heaviest in company history at 14 and 5 pounds heavier, respectively, than the previous year. As a result, the percentage of lightweight carcasses was record low. Heavyweight percentage was significantly lower, due largely

...continued on page 2

FY 2013 Annual Meeting
Set For March 28, 2014

U .S. Premium Beef’s fiscal year 2013 annual meeting will be held in Kansas City, MO, at the Kansas City Airport Hilton on March 28, 2014. A reception will be held on the evening of March 27 at the Airport Hilton.

There are three positions on USPB’s Board of Directors up for election. Mark Gardiner, Ashland, KS, Doug Laue, Council Grove, KS, and Joe Morgan, Scott City, KS, currently hold these positions. All three candidates have indicated they will seek re-election.

The Kansas City Airport Hilton is located at 8801 NW 112th St. in Kansas City, MO. Call 816-891-8900 and request USPB’s annual meeting rate of $104 when making reservations. Cutoff date for the annual meeting rate is March 4. Watch upcoming UPDATES for more information on the annual meeting. ♦

Reproduction of any part of this newsletter is expressly forbidden without written permission of U.S. Premium Beef.

FY 2013 Kansas Cattle Performance...	continued from page 1

record 59.05% of all black-hided cattle earned additional premiums for qualifying for a branded beef label in 2013. Ungraded is primarily comprised of carcasses grading Standard, which is below Select. This category was record low. The percentage of Dark Cutters was also a new low.

Throughout the industry, percentage of Choice and Prime was the highest recorded during our company’s existence.

U.S. Premium Beef cattle delivered in fiscal year 2013 had over seven more percentage points of Choice and Prime carcasses than the overall industry average as reported by the USDA.

U.S. Premium Beef cattle had over seven more percentage points of Choice and Prime carcasses than the overall industry average as reported by the USDA.

The Choice/Select spread averaged the third highest in company history. As a result, Quality grade premium per head was the second highest on record.

Overall, Yield Grades increased from the previous year. However, this was due in large part to a procedural change that occurred about mid-year in how the overall Yield Grade is determined for each individual carcass.

to an increase in the heavyweight threshold from 1,000 to 1,050 pounds that occurred in August of 2012. Consequently, Outweight discount was the lowest in seven years.

In weights, or the weight cattle were placed on feed, was also an all time high, surpassing the previous year by a substantial 21 pounds. In part, because of that apparent average daily gain was the best ever at 3.60 pounds per day.

Quality grades increased from the previous year. The percentage grading Choice and Prime was the third highest in company history. The percentage of carcasses qualifying for the Certified Angus Beef (CAB) and Black Canyon Premium Reserve (BCPR) labels set new highs. The CAB percentage was an impressive seven percentage points higher than the previous year.

The first requirement for each of those labels specifies that each animal must be black-hided. The percentage of all USPB cattle that were black-hided was the second highest in company history. Within the black-hided cattle, however, a much greater percentage of those black cattle met all of the other requirements for each of the brands. The certification rates for both brands were new highs and the CAB certification rate of 35.36% was an impressive nine percentage points higher than the previous year. In total, a

Previously, a carcass was assigned an overall Yield Grade that corresponded to the lowest Yield Grade for each side of the carcass. After the change, an average of both sides was used. Therefore, some carcasses now end up with a higher Yield Grade. This procedure affects ALL carcasses graded at National Beef plants. Since plant average Yield Grades also increased, the USPB Yield Grade discount only increased slightly compared to the previous year.

Table 2 on page 3 lists the premium breakdown for the last four years. Subtotal premium, from the grid alone, without special programs was a new high at $56.97 per head.

Age and Source Verification (ASV) premiums were discontinued in the spring of 2013 when Japan began allowing beef imports from cattle under 30 months of age.

Natural premiums also set a company high. This was due to both larger premiums per cwt. and a greater concentration of natural cattle. However, less than seven percent of all USPB cattle were eligible for a natural beef program. The values shown in Table 2 show the total dollars paid for natural premiums divided across all USPB cattle delivered to the Kansas plants. This explains why the natural premium values in Table 2 are small, even though the premiums are high for each animal that qualified for a natural program.

Table 1. USPB BENCHMARK PERFORMANCE TABLE–KS Plants
	2010	2011	2012	2013	Last 4 Weeks (Dec. 8-Jan. 4)
	All	All	All	All	All	Top 25%
In Weight	725	725	724	745	758	749
Days Fed	156	155	158	153	145	146
Live Weight	1,253	1,258	1,282	1,296	1,327	1,324
Carcass Weight	803	810	833	838	849	856
Yield %	64.05	64.40	64.99	64.67	63.96	64.60
Prime %	3.70	3.05	2.60	2.66	2.36	4.61
Choice & Prime %	74.25	74.63	71.11	73.85	76.47	84.15
CAB %	22.33	22.77	19.88	26.94	25.65	32.40
BCPR %	12.55	15.31	16.66	18.04	20.88	23.07
Ungraded %	1.71	1.25	1.17	0.90	0.74	0.40
Hard Bone %	0.62	0.62	0.60	0.53	0.61	0.48
Yield Grade 1%	10.16	11.36	13.96	10.91	5.73	4.31
Yield Grade 2%	39.65	39.80	39.71	35.61	30.53	27.34
Yield Grade 3%	41.55	39.80	36.94	39.84	45.39	47.79
Yield Grade 4%	8.05	8.46	8.72	12.22	16.34	17.79
Yield Grade 5%	0.59	0.58	0.67	1.27	1.83	2.10
Avg. Yield Grade	2.49	2.47	2.42	2.57	2.78	2.84
Lightweight %	0.49	0.38	0.33	0.30	0.22	0.13
Heavyweight %	1.72	1.98	2.89	1.67	1.96	1.81
Overall Premium	$37.41	$45.03	$64.05	$62.21	$52.65	$90.44
CH/SE Sprd. $/cwt	$5.90	$7.59	$10.06	$10.46	$12.12	$12.12
Black-hided %	74.90	76.36	75.46	76.17	78.95	86.44

Premiums for the top 75%, 50% and 25% were all the second highest in company history. Total premiums paid for all USPB cattle delivered to the Kansas plants was $46.2 million during fiscal year 2013. This was the second highest total annual premium for the company.

In total, U.S. Premium Beef producers have delivered more than 10.5 million head to National Beef’s Kansas processing plants since the company began buying cattle in 1997. These high quality cattle provide a solid base supply of carcasses that can be marketed under branded beef labels and add value to the products marketed by National Beef.

Next month, we will continue to summarize fiscal year 2013 cattle and grid performance. For a complete overview, be sure and attend the USPB annual meeting on March 28, 2014, in Kansas City, MO.♦

Table 2. Premium Breakdown—Kansas Plants

$/Head	2010	2011	2012	2013
Quality Grade	$20.86	$23.20	$31.35	$30.96
Yield	$11.17	$16.52	$29.62	$32.56
Yield Grade	-$2.83	-$3.15	-$3.01	-$3.90
Outweights	-$2.82	-$3.04	-$4.30	-$2.65
Steer/Heifer	$1.08	$0.37	$0.00	$0.00
Subtotal Premium	$27.46	$33.90	$53.66	$56.97
ASV	$7.97	$9.33	$7.53	$1.15
Natural	$1.98	$1.80	$2.86	$4.09
Overall Premium	$37.41	$45.03	$64.05	$62.21
Top 75% Premium	$48.88	$57.92	$79.30	$76.47
Top 50% Premium	$60.87	$69.99	$94.00	$89.35
Top 25% Premium	$80.03	$87.87	$115.89	$107.80

USDA’s Choice/Select Spread Falls Below Five Year Average

Class A Unit Sale Prices

Strong in Fiscal Year 2013

By Tracy Thomas, Vice President, Marketing

Demand for Class A units remained strong during fiscal year 2013. A total of 23,084 Class A units traded for an average price of $162.73 per unit. As compared to fiscal year 2012, Class A units had an average price increase of $70. The total number of Class A units sold in fiscal year 2013 was just over 3.1% of the total number of outstanding Class A units. Also, unitholders sold 17,171 Class B units for an average price of $173.34. As compared to fiscal year 2012, the average price for Class B units decreased by $15.17 per unit. This represents nearly 2.3% of the outstanding number of Class B units.

During fiscal year 2013, there were 20 unitholders who placed sell offers, and 24 producers who placed buy offers for Class A units. Likewise, there were 20 unitholders that placed sell offers for Class B units, and 6 individuals that placed buy offers. It is also possible for two parties to privately negotiate a trade of any class of USPB units.

For more information on buying and selling Class A and Class B units, please visit www.uspremiumbeef.com or call the USPB office at 866-877-2525. ♦

USPB Non-Conditional Unit Trade Report

	FY 2013	Most
	Trades	Recent Trades
# Class A Units	23,084	5,628
Avg. Price Per Unit	$162.73	$170.18
# Class B Units	17,171	6,270
Avg. Price Per Unit	$173.34	$174.25

Transaction fees reduced, capped

Fee Changes Announced
at AgStockTrade

Effective January 1, 2014, the transaction fee charged for Class A and Class B unit trades matched on the www.AgStockTrade.com website, and privately negotiated trans-actions, decreased from 2 percent to 1.75 percent. As has always been the case, this fee will be assessed to the seller on matches of USPB Class A and Class B units.

In addition, there will now be a single transaction fee cap of $25,000 per transaction. AgStockTrade has also set an annual transaction fee cap per member of $50,000. The time period for this calculation will be USPB’s fiscal year, which ends the last Saturday in December. These caps will apply to matches at www.AgStockTrade.com and privately negotiated transactions. ♦

Consistent Cattle Lead to Strong....	continued from page 1	Qualified Seedstock Suppliers Spring Bull Sale Dates

also able to attract more high quality cattle that were delivered against leased rights. Producers who leased delivery rights through the USPB facilitated leasing program in fiscal year 2013 received average grid premiums of $56.96 per head.

I encourage you to attend our annual meeting on March 28 in Kansas City, MO, to learn more about U.S. Premium Beef’s and National Beef’s financial results and operational performance during fiscal year 2013.♦

Did You Know...

✓AgStockTrade.com has a mobile website which will communicate USPB Class A and Class B buy and sell offers on a real time basis. From your smart phone’s web browser, enter http://uspb.agstocktrade.com to access the mobile site and view trade activity. If you have questions about this application, call AgStockTrade.com at 800-859-3018.

✓If you have delivery rights you do not plan on using in delivery year 2014, which ends August 30, and would like USPB to help you get them leased to other producers, please call our office at 866-877-2525.

✓The easiest, most efficient way to receive settlement sheets and other USPB communications, including the UPDATE, is via email. If you are not currently receiving USPB information electronically and would like to do so, please send your email address to us at uspb@uspb.com.♦

The following USPB Qualified Seedstock Suppliers (QSS) will conduct sales during February through April. See USPB’s web page for links that detail sale times and locations.♦
		Cow Camp, Inc.		February 28
		Thorstenson Gelbvieh & Angus		March 1
		Lyons Ranch		March 3
		CB Farms		March 5
		Spring Valley Ranch		March 5
		Bar Arrow Cattle Co.		March 11
		Molitor Angus Ranch		March 15
		Briarwood Farms		March 16
		Marshall & Fenner		March 21
		Oleen Brothers		March 24
		Rishel Angus		March 24
		Larson Angus Ranch		March 26
		Pelton Simmental/Red Angus		March 26
		Gardiner Angus Ranch		April 5
		Mogck & Sons Angus		April 11
		Heartland Simmental and Angus		April 26
In addition, the following USPB QSS members are selling bulls at private treaty during the winter and spring:
		Blair Brothers Angus	Chair Rock Angus
		Dalebanks Angus	Harms Plainview Ranch
		McCurry Brothers Angus	Trumbull Genetics